                                                                    EXHIBIT 99.1

(MERIDIAN RESOURCE CORPORATION LOGO)                                        NEWS
--------------------------------------------------------------------------------

                   THE MERIDIAN RESOURCE CORPORATION ANNOUNCES
                      THIRD QUARTER 2005 FINANCIAL RESULTS

Houston, Texas -- Nov. 9, 2005 -- The Meridian Resource Corporation (NYSE: TMR) today announced net income applicable to common shareholders of $3.3 million, or $0.04 per diluted common share for the third quarter of 2005, compared to net income of $7.8 million, or $0.09 per diluted common share for the corresponding period of 2004. For the first nine months of 2005, the Company reported net income of $13.5 million or $0.15 per diluted common share compared to $20.8 million or $0.27 per diluted common share for the corresponding period of 2004.

Average daily production volumes totaled 54.5 million cubic feet of gas equivalent ("Mmcfe") for the third quarter of 2005, compared to 105.1 Mmcfe for the corresponding period of 2004. For the first nine months of 2005 average daily production volumes totaled 72.2 Mmcfe per day compared to 99.5 Mmcfe per day for the corresponding period of 2004. The variance in production between these periods is due to several factors, including: i) hurricane related production shut-ins; ii) hurricane related delays in tying in new production;
iii) hurricane related delays in drilling additional wells; iv) mechanical issues on higher rate wells, subsequently corrected; and v) natural production declines. The Company's production has improved to levels higher than those seen prior to the storms, and currently stands at approximately 105% of pre-storm levels. This level of production does not include upcoming production restoration, or production additions from String of Pearls, Hornets Nest, Turtle Shell or Bayou Gentilly.

The primary factor for the difference in production is the shut-in of over 50% of the Company's production because of the damage and delays caused to the Company's production facilities in the BML project area by Hurricanes Katrina and Rita. The wells were shut-in for the last part of August, all of September and much of October (4thQtr). The company marshaled its dedicated employees and resources, and immediately began the job of repairing facilities and restoring production. Through diligence and perseverance, production was, for the most part, restored in relatively short order.

Prior to the storms, the Company was on track to tie-in new production from the Avoca 6-1 and Avoca 8-1 (previously named Avoca 5-2) wells, as well as the Apache Minerals #1 well in the Bayou Gentilly prospect area. Construction on the pipeline and facilities experienced lengthy delays because of the severe shortage of crews and equipment caused by the storms. The two Avoca wells have now been connected to their facilities and are producing at a rate of 6.6 Mmcfe/d gross, 4.2 Mmcfe/d net. The Apache Minerals #1 well was tested in August (4 Mmcf/d net, estimated), and was also on track to have its production tied-in prior to the arrival of the storm. Third party production facilities where production was scheduled to tie-in, were heavily damaged by the storm. The Company is still working with the third party to arrange for delivery of production.

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During the third quarter the company lost the use of the Coastal Rig #20 due to damage caused by Hurricane Katrina. This rig was in route to drill another well in the BML project area when it sustained damage from the storm. Therefore the drilling program for the Company has been delayed in the BML project area until the rig can be repaired and placed back into service, which is estimated to be in December of this year.

Other causes of lower production for the two time periods were related to mechanical issues which the company has either resolved or is in the process of resolving. The SL 16049 well in the Ramos Complex area went off-line earlier in the year because of heavy scaling in the tubing. This well was recompleted in another zone with a production rate of approximately 11.4 Mmcfe/d gross, 5.1 Mmcfe/d net. As previously announced, the Thibodeaux #3 well experienced mechanical problems and was shut-in during the third quarter of last year. The well was recompleted in a different zone, however the overall production rate on the well decreased. The BML 1-2 well also went off-line earlier in the year, due to down hole mechanical troubles. This well was in the process of being worked over by means of a sidetrack, when the rig that was drilling the well tipped over during the evacuation of Hurricane Dennis. Delays in moving the rig to dry dock for repairs were subsequently caused by Hurricanes Katrina and Rita; however the rig was recently removed and another rig has been contracted to resume operations in the near term.

For the three months ended September 30, 2005, oil and gas revenues totaled $36.7 million, or $7.32 per Mcfe compared to oil and gas revenues of $53.0 million, or $5.48 per Mcfe, for the corresponding period of 2004. Oil and gas revenues totaled $130.9 million, or $6.64 per Mcfe, for the nine months ended September 30, 2005 compared to $149.2 million, or $5.47 per Mcfe, for the corresponding period of 2004. The increase in revenue per unit is largely due to the increase in commodity prices between the periods, offset in part to the settlement of the Company's hedging contracts.

Discretionary cash flow totaled $26.8 million for the third quarter of 2005, compared to $43.7 million for the corresponding period of 2004. For the first nine months of 2005 discretionary cash flow totaled $97.5 million compared to $118.7 million for the same period last year. The decrease in discretionary cash flow is due primarily to the lower production volumes explained above, and are in part, offset by higher commodity price realizations between the periods.

Lease operating expenses totaled $3.4 million for the third quarter of 2005, compared to $3.1 million for the corresponding period of 2004. On a per unit basis, lease operating expenses were $0.68 per Mcfe for the third quarter compared to $0.32 per Mcfe for the corresponding period of 2004. The increase in per unit cost is a reflection of lower production volumes between the two periods, as explained above. For the first nine months of 2005 lease operating expenses totaled $12.2 million compared to $8.8 million for the same period last year. The increase in lease operating expenses between the reported periods is primarily due to the increase in wells and production facilities in the Biloxi Marshland project area.

Severance and ad valorem taxes totaled $2.2 million for the third quarter of 2005 and was unchanged compared to the corresponding period of 2004. For the first nine months of 2005, severance and ad valorem taxes totaled $6.7 million compared to $7.0 million for the same period last year. The decrease in severance and ad valorem taxes between the periods is primarily due to lower oil and gas production volumes, partially offset by an increase in oil prices and a higher natural gas tax rate.

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General and administrative expenses totaled $4.0 million for both the third quarter of 2005, and for the corresponding period of 2004. For the first nine months of 2005 general and administrative expenses totaled $13.3 million compared to $10.7 million for the same period last year. The increase in general and administrative expenses is primarily due to an increase in professional services, accounting fees and increased operating activities.

Interest expense totaled $1.2 million for the third quarter of 2005, compared to $1.6 million for the corresponding period of 2004. For the first nine months of 2005 interest expense totaled $3.3 million compared to $5.6 million for the same period last year. The decrease in interest expense is due to lower outstanding borrowings.

Depletion and depreciation expense totaled $19.7 million, or $3.94 per Mcfe, for the third quarter of 2005 compared to $28.4 million, or $2.94 per Mcfe, for the corresponding period of 2004. This decrease is primarily the result of a decrease in production, partially offset by an increase in the depletion rate compared to the same period last year. During the third quarter, the Company revised its earlier reserve estimates associated with the Thibodaux #3 well based on the well's performance resulting in an increase in the per unit rate between the periods. For the first nine months of 2005, depletion and depreciation expense totaled $70.5 million, or $3.58 per Mcfe, compared to $77.4 million, or $2.84 per Mcfe, for the same period last year.

HEDGING UPDATE

During the third quarter, the Company added a series of hedging contracts to hedge a portion of its expected natural gas production for 2006. The additional hedge contracts were completed in the form of costless collars, and ranged between a floor price of $8.00 and a ceiling price of $14.50 with monthly volumes ranging between 140,000 and 180,000 Mmbtu. The costless collars provide the Company with a lower limit "floor" price and an upper limit "ceiling" price on the hedged volumes. The floor price represents the lowest price the Company will receive for the hedged volumes while the ceiling price represents the highest price the Company will receive for the hedged volumes. The costless collars are settled monthly based on the NYMEX futures contract. A complete schedule of Meridian's hedges on natural gas and crude oil is listed in the table at the end of this release

CONFERENCE CALL INFORMATION

Meridian invites you to listen to its conference call which will discuss these results on November 10th at 10:30 a.m. central time. To participate in this conference call, dial 866-383-8009 (US/Canada) or 617-597-5342 (International) five to ten minutes before the scheduled start time and reference Conference ID #48729651. The conference call will be webcast and can be accessed on the Company's website at www.tmrc.com. Additionally, a replay of the conference call will be available following the live broadcast by dialing 888-286-8010 (US/Canada) or 617-801-6888 (International) and referencing Conference ID # 95842992.

NON-GAAP FINANCIAL MEASURE

In this press release, we refer to a non-GAAP financial measure we call "discretionary cash flow." As used herein, discretionary cash flow represents net income plus depletion and depreciation, deferred taxes and other non-cash items included in the Consolidated Statements of Operations prepared in accordance with GAAP. Management believes this measure is a financial indicator of our Company's ability to internally fund capital expenditures and service outstanding debt. Management also believes this non-GAAP financial measure of cash flow is

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useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP.

The Meridian Resource Corporation is an independent oil and natural gas company engaged in the exploration for and development of oil and natural gas in Louisiana, Texas, and the Gulf of Mexico. Meridian has access to an extensive inventory of seismic data and, among independent producers, is a leader in using 3-D seismic technology to analyze prospects, define risk, and target high-potential wells for exploration and development. Meridian is headquartered in Houston, Texas, and has a field office in Weeks Island, Louisiana. Meridian stock is traded on the New York Stock Exchange under the symbol "TMR."

--------------------------------------------------------------------------------
SAFE HARBOR STATEMENT AND DISCLAIMER
Statements identified by the words "expects," "projects," "plans," and certain of the other foregoing statements may be deemed "forward-looking statements." Although Meridian believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of oil and natural gas wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, adverse weather conditions and other operating and production risks inherent in oil and natural gas drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and gas prices. These and other risks are described in the Company's documents and reports, available from the U.S. Securities and Exchange Commission, including the report filed on Form 10-K for the year ended December 31, 2004.
--------------------------------------------------------------------------------

                                                   FOR MORE INFORMATION CONTACT:
                             Lance L. Weaver at (281) 597-7125, lweaver@tmrc.com Meridian Resource Corporation Website: www.tmrc.com

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



               THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
                             SUMMARY OPERATIONS DATA
                (In thousands, except prices and per share data)
                                   (Unaudited)


                                          THREE MONTHS ENDED              NINE MONTHS ENDED
                                               SEPT. 30,                       SEPT. 30,
                                       ---------------------------     ------------------------
                                          2005            2004            2005           2004
                                       -----------     -----------     -----------    ---------
Production:
Oil (Mbbl)                                     203             320             680          977
Natural Gas (Mmcf)                           3,790           7,753          15,623       21,409
Mmcfe                                        5,010           9,671          19,706       27,269
Mmcfe (Daily Rate)                            54.5           105.1            72.2         99.5

Average Prices:
Oil (per Bbl)                          $     43.92     $     30.26     $     36.03     $  27.61
Natural Gas (per Mcf)                         7.32            5.58            6.81         5.71
     Per Mcfe                                 7.32            5.48            6.64         5.47

Oil and Natural Gas Revenues           $    36,664     $    52,951     $   130,882     $149,156
Oil and Natural Gas Operating                3,431           3,057          12,223        8,811
     Per Mcfe
                                              0.68            0.32            0.62         0.32
Severance and Ad Valorem Taxes               2,189           2,176           6,687        7,005
     Per Mcfe
                                              0.44            0.23            0.34         0.26
General and Administrative Expense           3,961           4,028          13,345       10,723
     Per Mcfe
                                              0.79            0.42            0.68         0.39
Interest Expense                             1,194           1,624           3,276        5,594
     Per Mcfe
                                              0.24            0.17            0.17         0.21

Discretionary Cash Flow (1)            $    26,758     $    43,681     $    97,507     $118,704
Per MCFE
                                              5.34            4.52            4.95         4.35

Net Earnings Applicable to Common      $     3,276     $     7,786     $    13,529     $ 20,818
Stockholders

Per Common Share (Basic)               $      0.04     $      0.10     $      0.16     $   0.30
Per Common Share (Diluted)             $      0.04     $      0.09     $      0.15     $   0.27

(1) See accompanying table for a reconciliation of discretionary cash flow to net cash provided by operating activities as defined by GAAP.


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


               THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        (In thousands, except per share)
                                   (Unaudited)



                                                      THREE MONTHS ENDED           NINE MONTHS ENDED
                                                          SEPT. 30,                    SEPT. 30,
                                                   ------------------------      -----------------------
                                                     2005           2004           2005          2004
                                                   ---------      ---------      ---------     ---------
Revenues:
Oil and natural gas                                $  36,664      $  52,951      $ 130,882     $ 149,156
Interest and other                                       181             86            110           176
                                                   ---------      ---------      ---------     ---------
Total revenues                                        36,845         53,037        130,992       149,332
                                                   ---------      ---------      ---------     ---------

Operating costs and expenses:
Oil and natural gas operating                          3,431          3,057         12,223         8,811
Severance and ad valorem taxes                         2,189          2,176          6,687         7,005
Depletion and depreciation                            19,725         28,387         70,452        77,440
General and administrative                             3,961          4,028         13,345        10,723
Accretion expense                                        272            147            798           414
Insurance cost-hurricane damage                          750             --            750            --
Write-down of securities held                             --            195             --           195
                                                   ---------      ---------      ---------     ---------
Total operating costs & expenses                      30,328         37,990        104,255       104,588
                                                   ---------      ---------      ---------     ---------

Net earnings before interest and income taxes          6,517         15,047         26,737        44,744

Other expenses:
Interest expense                                       1,194          1,624          3,276         5,594
Debt conversion expense                                   --             --             --         1,188
Taxes on income:
         Current                                        (860)          (600)          (603)        1,500
         Deferred                                      2,907          5,500          9,633        12,500
                                                   ---------      ---------      ---------     ---------
Net earnings                                           3,276          8,523         14,431        23,962

Dividends on preferred stock                              --            737            902         3,144
                                                   ---------      ---------      ---------     ---------

Net earnings applicable to common stockholders     $   3,276      $   7,786      $  13,529     $  20,818
                                                   =========      =========      =========     =========

Net earnings per share:
 - Basic                                           $    0.04      $    0.10      $    0.16     $    0.30
                                                   =========      =========      =========     =========
 - Diluted                                         $    0.04      $    0.09      $    0.15     $    0.27
                                                   =========      =========      =========     =========

Weighted average common shares outstanding:
 - Basic                                              86,683         76,678         83,771        69,690
 - Diluted                                            92,134         83,359         89,337        76,852

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


               THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                           SEPT. 30, 2005     DECEMBER 31,
                                                              (UNAUDITED)        2004
                                                           --------------     -----------
ASSETS

Cash and cash equivalents                                     $    15,774     $    24,297
Other current assets                                               22,763          36,622
                                                           --------------     -----------
      Total current assets                                         38,537          60,919
                                                           --------------     -----------

Property, equipment and other assets                              484,443         451,473
                                                           --------------     -----------
      Total assets                                            $   522,980     $   512,392
                                                           ==============     ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities                                           $    61,664     $    58,681

Long-term debt, net of current maturities                          75,129          75,129

Other liabilities                                                  34,535          30,952

Redeemable convertible preferred stock                                 --          31,589

Common stockholders' equity                                       351,652         316,041
                                                           --------------     -----------
      Total liabilities and stockholders' equity              $   522,980     $   512,392
                                                           ==============     ===========

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


               THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
             SUPPLEMENTAL DISCLOSURE OF NON-GAAP FINANCIAL MEASURES
                                 (IN THOUSANDS)
                                   (UNAUDITED)



                                                              THREE MONTHS ENDED         NINE MONTHS ENDED
                                                                  SEPT. 30,                   SEPT. 30,
                                                            ----------------------     ----------------------
                                                              2005          2004         2005          2004
                                                            --------      --------     --------      --------
RECONCILIATION OF DISCRETIONARY CASH FLOW (DILUTED) TO
NET CASH PROVIDED BY OPERATING ACTIVITIES:

DISCRETIONARY CASH FLOW (DILUTED)                           $ 26,758      $ 43,681     $ 97,507      $118,704
Adjustments to reconcile discretionary cash flow to net
cash provided by operating activities:
Interest on convertible sub-debt (net of tax)                     --            --           --          (270)

     Net changes in working capital                            2,911         9,073       (1,075)        8,627
                                                            --------      --------     --------      --------
NET CASH PROVIDED BY OPERATING ACTIVITIES                   $ 29,669      $ 52,754     $ 96,432      $127,061
                                                            ========      ========     ========      ========

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


                        THE MERIDIAN RESOURCE CORPORATION
              SUMMARY OF NATURAL GAS AND CRUDE OIL HEDGE POSITIONS
                            AS OF SEPTEMBER 30, 2005


                        NATURAL GAS COSTLESS COLLARS:
-------------------------------------------------------------------------------

                           CONTRACTED            FLOOR            CEILING
                             VOLUME              PRICE             PRICE
   CONTRACT PERIOD        (MMBTU/QTR.)        ($ / MMBTU)       ($ / MMBTU)
   ---------------        ------------        -----------       -----------
      Q4 -- '05            1,640,000             $7.29             $10.54
      Q1 -- '06            1,690,000             $7.50             $11.25
      Q2 -- '06              530,000             $8.00             $14.50
      Q3 -- '06              460,000             $8.00             $14.50
      Q4 -- '06              140,000             $8.00             $14.50

                         NATURAL GAS SWAP AGREEMENT:
-------------------------------------------------------------------------------

                           CONTRACTED           AVERAGE
                             VOLUME             STRIKE
   CONTRACT PERIOD        (MMBTU/QTR.)        ($ / MMBTU)
   ---------------        ------------        -----------
      Q4 -- '05               350,000            $6.34

                         CRUDE OIL COSTLESS COLLARS:
-------------------------------------------------------------------------------

                           CONTRACTED            FLOOR            CEILING
                             VOLUME              PRICE             PRICE
   CONTRACT PERIOD        (BBLS./QTR.)        ($ / Bbl.)         ($ / Bbl.)
   ---------------        ------------        ----------         ----------
      Q4 -- '05                68,000           $37.79             $47.79
      Q1 -- '06                62,000           $37.82             $47.82
      Q2 -- '06                58,000           $38.06             $48.06
      Q3 -- '06                51,000           $45.78             $64.84
      Q4 -- '06                46,000           $50.00             $74.00
      Q1 -- '07                41,000           $50.00             $74.00
      Q2 -- '07                36,000           $50.00             $74.00
      Q3 -- '07                12,000           $50.00             $74.00

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